DOCUMENT
TYPE SC 13D
<SEQUENCE>1
<FILENAME>g13pksb.txt
DESCRIPTION 13D
TEXT
SUBMISSION:
TYPE:  SC 13D
FILING DATE:  20090805

COMPANY DATA:
CONFORMED NAME:  North Star Investment Management Corp.
CIK:  0001342857
CCC:  o5qvo*kx
IRS NUMBER: 36-4467498
STATE OF INCORPORATION:  DE
FISCAL YEAR END:  1231

FILING VALUES:
FORM TYPE:  SC 13D
ACT:  34

SUBMISSION CONTACT:
NAME:  . Peter G. Contos II
PHONE: 312-580-1056

BUSINESS ADDRESS:
STREET1:  20 N. Wacker Drive, Suite 1416
CITY:  Chicago
STATE:  IL
ZIP:  60606

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                             SCHEDULE 13D
                Under the Securities Exchange Act of 1934

                       HIGHBURY FINANCIAL, INC.
                           (Name of Issuer)

                             Common Stock
                    (Title of Class of Securities)

                               42982Y109
                            (CUSIP NUMBER)

                               0001335249
			  (CENTRAL INDEX KEY)

		  	       DELAWARE
		       (STATE OF INCORPORATION)

			      DECEMBER 31
			   (FISCAL YEAR END)


                       6282 INVESTMENT ADVICE
		 (STANDARD INDUSTRIAL CLASSIFICATION)

			       20-3187008
        		      (IRS NUMBER)




	         	    August 05,2009
	(Date of Event Which Require Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act (however, see the Notes).

CUSIP NO.   42982Y109


                                SCHEDULE 13D


1. NAME OF REPORTING PERSON & I.R.S. IDENTIFICATION NO.

   NORTH STAR INVESTMENT MANAGEMENT CORP. I.R.S. 36-4467498

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a) [   ]
N/A                 (b) [   ]

3. SEC USE ONLY


4. SOURCE OF FUNDS
INVESTMENT ADVISORY ACCOUNTS


5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS  2(d) or 2(e)       [  ]


6. CITIZENSHIP OF PLACE OR ORGANIZATION

   UNITED STATES OF AMERICA

NUMBER OF        7.    SOLE VOTING POWER         842,875
SHARES
BENEFICIALLY     8.    SHARED VOTING POWER         0
OWNED BY
EACH             9.    SOLE DISPOSITIVE POWER    842,875
REPORTING
PERSON WITH	10.   SHARED DISPOSITIVE POWER     0

11. AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

   842,875

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*      [  ]

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

 9.24%

14. TYPE OF REPORTING PERSON*	IA



Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 05, 2009


NORTH STAR INVESTMENT MANAGEMENT CORP.



By:  /S/ PETER D. GOTTLIEB
----------------------------------
PETER D. GOTTLIEB, President & CEO




By:  /S/ PETER G. CONTOS II
----------------------------------
PETER G. CONTOS II
TEXT
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